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                                                                 Exhibit (a)(4)

                              INSILCO CORPORATION

                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,857,142 SHARES OF ITS COMMON STOCK
                            AT $38.50 NET PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                 AUGUST 7, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                   July 11, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Insilco Corporation (the "Company") to act as Information Agent in connection with its offer to purchase up to $110 million of its issued and outstanding shares of Common Stock, par value $.001 per share (the "Shares"), at a purchase price of $38.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1. The Offer to Purchase, dated July 11, 1997.

     2. The Letter of Transmittal for your use and for the information of your clients.

     3. A letter to stockholders of the Company from Robert L. Smialek.

     4. Press release issued by the Company, dated July 11, 1997.

     5. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

     6. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

     8. A return envelope addressed to National City Bank, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 7, 1997, UNLESS THE OFFER IS EXTENDED.
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     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,

                                            CORPORATE INVESTOR
                                            COMMUNICATIONS, INC.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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